UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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RESEARCH FRONTIERS INCORPORATED
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240 Crossways Park Drive
Woodbury, NY 11797
(516) 364-1902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2015 at 11:00 A.M.

To the Stockholders of Research Frontiers Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the “Company”) will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 11, 2015 at 11:00 A.M., local time, for the following purposes:

1.	To elect three directors as follows: (i) two Class I directors and (ii) one Class III director;

2.	To ratify the selection of BDO USA, LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2015;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 24, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

The Board of Directors requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person. BECAUSE YOUR BROKER MAY NOT HAVE DISCRETION TO VOTE ON ALL OF THE ABOVE MATTERS, IT IS IMPORTANT THAT YOU SEND IN YOUR PROXY.

By Order of the Board of Directors,

JOSEPH M. HARARY, Secretary

Woodbury, New York
April 28, 2015

RESEARCH FRONTIERS INCORPORATED
240 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 (516) 364-1902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, June 11, 2015

This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 11, 2015, at 11:00 A.M., local time, and all adjournments thereof.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director recommended by the Board of Directors listed below, and (ii) for the ratification of the selection of the independent registered public accountants. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

The Company’s executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797. The Company believes that it can learn from constructive dialog with stockholders and other stakeholders and therefore actively encourages communications with all such interested parties. All appropriate e-mail communications to Directors@SmartGlass.com will be forwarded to each director of the Company. Furthermore, subject to the limits imposed by U.S. Securities and Exchange Commission (“SEC”) regulations regarding disclosure of information that is not made generally available to all stockholders at the same time, we will endeavor to respond to specific questions or suggestions which, in the opinion of management or the Board, merit individual response. On or about May 1, 2015 this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2014, including financial statements, are to be mailed to each stockholder of record at the close of business on April 24, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS MEETING TO BE HELD ON JUNE 11, 2015.

This Proxy Statement is available at www.smartglass.com/proxy.asp.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote, Quorum and Required Vote

Only stockholders of record at the close of business on April 24, 2015 are entitled to vote at the meeting. As of April 24, 2015, the Company had issued and outstanding and entitled to vote 23,980,846 shares of common stock, par value $0.0001 per share (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.

As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the meeting. If you are a registered stockholder, you may vote your shares by giving a proxy via mail, telephone or internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the proxy card will vote your shares of Common Stock in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give a proxy to someone other than the persons listed on the proxy card, please cross out the names of the people listed on the proxy card and add the name of the person holding your proxy.

If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to “abstain” or “withhold,” as the case may be, from voting on an item, your shares will not be voted on that item.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the Nasdaq Capital Market has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a “broker non-vote.”

Even though your broker may have discretionary authority under current Nasdaq Capital Market rules to vote your shares on your behalf on the proposal regarding the ratification of BDO USA, LLP as our accountants for 2015, your broker does not have authority to vote on the election of directors, so it is important that you vote your shares and send in your proxy.

The Annual Meeting cannot conduct business unless a quorum is present. In order to have a quorum, a majority of the shares of the Common Stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

A Director is elected by a plurality of the votes cast at the meeting and the nominees for Class I directors and Class III director who receives the most votes will be elected. Please note that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were amended to provide that the election of directors is no longer a “routine” matter. Accordingly, brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. Broker non-votes will have no effect on the outcome of the vote.

The ratification and appointment of our independent registered public accounting firm for 2015 requires an affirmative majority of the total votes cast “FOR” and “AGAINST” to be approved. This matter is considered a “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period of time prior to the meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Common Stock and for all directors and executive officers of the Company individually and as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Exercisable Warrants and Options	Percent of Class
Five Percent Stockholders:
Kevin Douglas and related group	3,398,605	(2)	250,000	14.4
125 East Sir Francis Drake Blvd., Ste 400
Larkspur, CA 94939

Goldman Capital Management Inc.	1,615,089	(3)	0	6.4
767 Third Ave
New York NY 10011

Directors and Executive Officers:
Robert L. Saxe	829,098	(4)	333,899	3.3
Joseph M. Harary	781,604	(5)	284,100	3.0
Darryl Daigle	427,512	(6)	42,450	1.7
Seth L. Van Voorhees	257,000		110,100	1.0
Gregory G. Grimes	203,513		85,350	0.8
Alexander Kaganowicz	192,978	(7)	35,850	0.8
Steven M. Slovak	187,050		156,250	0.7
Michael R. LaPointe	124,409	(8)	84,850	0.5

All directors and officers as a group (8 persons)	3,003,164	(9)	1,132,849	11.8

(1)	All information is as of April 24, 2015 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power, and also includes options and warrants held by the listed persons that are presently exercisable or exercisable within the next 60 days, and awards of restricted stock subject to vesting are assumed to be fully issued and outstanding. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797.

(2)	Information is derived from the Schedule 13G/A filed on February 13, 2015 by Kevin Douglas, Michelle Douglas, K&M Douglas Trust, Douglas Family Trust, James Douglas and Jean Douglas Irrevocable Descendants’ Trust. According to the Schedule 13G/A, Kevin Douglas has shared voting power with respect to 2,718,885 shares and shared dispositive power with respect to 3,398,605 shares; Michelle Douglas has shared voting power and dispositive power with respect to 2,718,885 shares; K&M Douglas Trust has shared voting and dispositive power with respect to 1,019,581 shares; Douglas Family Trust has sole voting and shared dispositive power with respect to 679,720 shares; James Douglas and Jean Douglas Irrevocable Descendants’ Trust has sole voting and dispositive power with respect to 1,699,304 shares.

(3)	Information is derived from the Schedule 13-HR filed on February 12, 2015 by Goldman Capital Management Inc.

(4)	Includes (i) 57,194 shares of Common Stock owned by a trust u/w Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (ii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership of all securities described in item (ii) above.

(5)	Includes 97,560 shares of Common Stock owned by Mr. Harary’s children, as to which shares Mr. Harary disclaims beneficial ownership. All of Mr. Harary’s shares of Common Stock are pledged to a third party as collateral security for certain obligations.

(6)	Includes: (i) 64,245 shares of Common Stock held by Mr. Daigle’s business of which he has a 50% ownership interest, (ii) 12,362 shares of Common Stock held in an IRA by Mr. Daigle’s wife, and (iii) 738 shares of Common Stock held as a custodian for Mr. Daigle’s grandchildren. 352,932 of Mr. Daigle’s shares of Common Stock are pledged to a third party as collateral security for certain obligations.

(7)	Includes 19,205 shares of Common Stock held in an IRA by reporting person's wife.

(8)	Includes 898 shares of Common Stock owned by Mr. LaPointe’s wife, as to which shares Mr. LaPointe disclaims beneficial ownership.

(9)	Includes the securities described above in footnotes (2) through (8).

ELECTION OF DIRECTORS
(Item 1)

Three directors of the Company will be elected at the 2015 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR Joseph M. Harary and Gregory G. Grimes as Class I directors and Darryl Daigle as a Class III director, and it is intended that proxies not marked to the contrary will be so voted.

Background

The Board of Directors is divided into three classes, Class I, Class II and Class III, which is intended to be as nearly equal in number as possible. Each class typically serves three years, with the terms of office of the respective classes expiring in successive years. The Company currently has five directors with three of these directors being independent directors. Three of these individuals are Class I directors, with one each as Class II and Class III directors. To more equally balance the total number directors in each Class, one Class I director will be elected for a two year term as a Class III director. As a result of this action, there will be two Class I directors, one Class II director and two Class III directors following this election.

DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes that: (i) Joseph M. Harary and Gregory G. Grimes be elected to serve as Class I directors and hold office for a three-year term expiring at the 2018 Annual Meeting of Stockholders, and until the election and qualification of a respective successor, and (ii) Darryl Daigle be elected to serve as a Class III director and hold office for a two-year term expiring at the 2017 Annual Meeting of Stockholders, and until the election and qualification of a respective successor. Messrs. Harary, Grimes, and Daigle (the “Board Nominees”) have each indicated a willingness to serve as a director. If no other choice is specified in the accompanying proxy, the persons named therein as proxies have advised the Board of Directors that it is their present intention to vote the proxy for the election of the Board Nominees. Each of the current members of the Board of Directors of the Company is presently a director of the Company, and was elected to such office by the stockholders of the Company. Should a Board Nominee become unable to accept nomination or election, it is intended that the person named in the accompanying proxy will vote for the election of such other person as the Board of Directors may nominate in the place of such Board Nominee on the recommendation of the Nominating and Corporate Governance Committee. There is no indication at present that the Board Nominees will be unable to accept nomination.

We believe that the members of our Board of Directors represent a desirable mix of backgrounds, skills and experience. The following biographical information is provided with respect to each Board Nominee, including the specific experience, qualifications, attributes or skills that led to the conclusion that each Board Nominee should serve as one of our directors in light of our business and structure.

Director Nominee Standing for Election

Class I - Term Expires at the 2018 Annual Meeting of Stockholders

Gregory G. Grimes

Greg Grimes, age 46, has been a director of the Company since January 2011. Mr. Grimes is the Chairman of the Company’s Compensation and Stock Option Committee and is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Grimes was the top-selling sales associate company-wide at Hermes of Paris, the French luxury goods retailer. Prior to working for Hermes, Mr. Grimes was Store Director and Regional Sales Manager for MCM, the German luxury goods maker. He also worked for Kirby, Warren & Associates, a consulting firm dedicated to the development and support of small business operation. Mr. Grimes has been an investor in the Company for over a decade, and has already contributed to the Company’s success through sales and marketing advice and introducing the Company to a large network of investors and contacts in the automotive, architectural, and aerospace industries.

Joseph M. Harary

Joe Harary, age 54, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary was promoted to his present position of President and Chief Executive Officer of the Company in January 2009. Mr. Harary has also been the Treasurer of the Company since 2005 and was Chief Financial Officer of the Company from 2005 to 2010, and its corporate Secretary since 2007. Prior to joining the Company, Mr. Harary’s corporate law practice emphasized technology, licensing, mergers and acquisitions, securities law, and intellectual property law at three prestigious New York City law firms. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986 where he was a Harlan Fiske Stone Scholar. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York. Mr. Harary’s significant and diverse managerial experience with the Company for more than 21 years, including executive and operational roles, gives him unique insights into the Company’s business, relationships, challenges, opportunities and operations.

Class III - Term Expires at the 2017 Annual Meeting of Stockholders

Darryl Daigle

Darryl Daigle, age 57, has been a shareholder of Research Frontiers for over 23 years and has been a director of the Company since June 2012. Mr. Daigle is the Chairman of the Company’s Audit Committee and is a member of the Compensation and Stock Option and Nominating and Corporate Governance Committees. Mr. Daigle has been a principal owner of several profitable family-owned businesses in Louisiana. One of these, SPD Equipment Sales Inc., sells oilfield and marine equipment to the marine and oil and gas industries. Another business, S&D Bait Company LLC serves the commercial and recreational fishing industries in Louisiana. Mr. Daigle earned a business degree from Texas Tech University and is a former member of the Louisiana Seafood Promotion Board, to which he was appointed by Governor Murphy J. Foster, Jr.

INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

The following directors will be continuing in office for the term indicated and are not up for re-election at the 2015 Annual Meeting of Stockholders:

Class II - Term Expires at the 2016 Annual Meeting of Stockholders

Alexander Kaganowicz

Alexander Kaganowicz, age 68, has been a shareholder of Research Frontiers since 1998 and has been a director of the Company since June 2013. Dr. Kaganowicz is the Chairman of the Company’s Nominating and Corporate Governance Committee and is a member of the Audit and Compensation and Stock Option Committees. In addition to being a shareholder, Dr. Kaganowicz has been involved in the performance and market testing of SPD products, including several demonstration installations of SPD SmartGlass in his home and work locations. For the past 26 years Dr. Kaganowicz has been the proprietor of a successful automotive services business in Freeport, NY. He holds a Doctorate in Chemistry from the University of Rome, has served as Adjunct Associate Professor at the New York Institute of Technology, and has worked as a clinical chemist with titles of Director of the Chemistry Department and Manager of the Pathology Department at the Booth Memorial Medical Center in Queens, NY (from 1974 to 1989). In addition, he owned and operated several successful medical supply companies in New York and Pennsylvania from 1989 to 2005. Dr. Kaganowicz research experience has resulted in several publications and textbook contributions.

Class III - Term Expires at the 2017 Annual Meeting of Stockholders

Robert L. Saxe

Bob Saxe, age 79, is a founder of the Company, has been Chairman of the Board of Directors of the Company since its inception in 1965, and was its President from 1966 to February 2002, its Treasurer from 1966 to 2005 and its Chief Executive Officer from 1965 to 2008. Mr. Saxe is currently the Company’s Chief Technology Officer. Mr. Saxe is the principal inventor for many of the Company’s patents and patent applications. He graduated from Harvard College in 1956 with an A.B. degree, Cum Laude in General Studies (with a major in physics) and received an M.B.A. degree from Harvard Business School in 1960. Our conclusion that Mr. Saxe should serve as one of our directors is based not only on his well-developed knowledge of the Company, its technology and the industries that it serves, which is a result of the executive positions he has held with the Company over many years, but is also based on his strategic vision and leadership abilities. These qualifications allow him to contribute his well-informed insight and perspectives to the deliberations, discussions and actions of the Board of Directors.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Company has separated the positions of Chairman and Chief Executive Officer. The Company’s founder, Robert L. Saxe, has served as the Company’s Chairman since the Company’s formation. The Company promoted the Company’s President, Joseph M. Harary, to his current position as Chief Executive Officer effective in January 2009. We believe that this division of responsibilities allows Mr. Saxe to focus on matters relating to the proper functioning of the Board of Directors while permitting Mr. Harary to focus on matters relating to the management of the Company. In addition, since the Board is responsible for the monitoring of the performance of the Company and of its Chief Executive Officer, the separation of roles of Chief Executive and Board Chairman, together with the fact that the majority of the Board members are independent under the applicable listing standards of the NASDAQ Capital Market, helps to ensure that these functions are properly executed. The committees of the Board are each chaired by an independent director. Mr. Gregory Grimes chairs the Compensation Committee, Mr. Alexander Kaganowicz chairs the Nominating and Corporate Governance Committee, and Mr. Darryl Daigle chairs the Audit Committee. Board Committee chairs are typically reviewed and determined annually after the Corporation’s Annual Meeting of Stockholders.

Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. In setting our business strategy, our Board assesses the various risks that now or in the future may be faced by the Company and the degree to which they are being mitigated by management, and determines what constitutes an appropriate level of risk for us.

While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management in their particular areas of responsibility. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditor and outside auditors. Risks related to our compensation programs are reviewed by the Compensation Committee and the Company’s overall compensation policies covering all employees are meant to motivate employees with an effective balance between cash and equity compensation, focus on performance, and improve our results on a cost-effective basis without encouraging excessive risk taking. Legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the Committees of significant risks and management’s response via periodic updates.

Board Composition

The number of directors is currently set at five. The Board of Directors is divided into three classes, Class I, Class II and Class III, which is divided as nearly equal in number as possible. Members of each class are elected to serve for staggered three-year terms. The Company believes that a classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. As discussed below under “Director Independence” a majority of the Board of Directors of the Company are “independent” directors.

At a minimum, Board members and candidates for membership on the Board of Directors must possess the experience, skills and background necessary to gain a basic understanding of the principal operational and financial objectives and plans of the Company, the results of operations and financial condition of our Company and its business segments and the relative standing of our Company and its business in relation to its competitors. In addition, candidates must have a perspective that will enhance the Board’s strategic discussions and must be capable of and committed to devoting adequate time to Board duties, including attendance at regularly-scheduled Board and Board Committee meetings.

The Nominating and Corporate Governance Committee reviews and assesses with the Board of Directors the specific skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, skills, business experience, and personal and industry backgrounds. Although the Company does not have a formal policy on diversity, as a matter of practice, the Nominating and Corporate Governance Committee strives to have a diverse set of skills, experience and backgrounds represented on the Board in order to bring many different viewpoints to guide and assist management of the Company. The Nominating and Corporate Governance Committee and the Board generally regard the following as key skills and experience important for the Company’s Directors, as a group, to have in light of our current business and structure: senior leadership experience, public company board experience, experience in financial markets and with financing transactions, knowledge of accounting and financial reporting processes, experience in various industries relevant to the markets for the Company’s light-control technology, technical knowledge relevant to our products, licensing, marketing and strategic planning expertise and legal education and experience.

Director Independence

The Board has determined that the following current directors of the Company are “independent” in accordance with applicable listing standards of the NASDAQ Capital Market: Messrs. Grimes, Daigle, and Kaganowicz. Because Messrs. Saxe and Harary are employed as executive officers of the Company, neither qualifies as independent.

The NASDAQ Capital Market rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

In addition, an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of these committees is an “independent director” in accordance with applicable listing standards of the NASDAQ Capital Market. The current members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are Messrs. Daigle, Grimes and Kaganowicz.

Audit Committee.

During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004, and was updated again in February 2009. The complete text of the Audit Committee’s current charter is available on Company’s website at www.SmartGlass.com.

The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company’s independent registered public accountants, the scope of audit procedures, general accounting policy matters and the performance of the Company’s independent registered public accountants. The Company believes that all members of its Audit Committee, due to their backgrounds and business experience, are Audit Committee’s “financial expert” (as such term is defined by applicable rules) and have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting and of audit committee functions to perform their duties as an Audit Committee.

Compensation Committee.

The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee is not required to, and does not have, a written charter.

The Company’s Compensation Committee has the authority specified in Rule 5605(d)(3) which requires the compensation committees of Nasdaq-listed companies to have specific responsibilities and authority with regard to compensation consultants, legal counsel, or other similar advisors to the compensation committee. Specifically, the compensation committee must have sole discretion to retain such advisors, must be directly responsible for oversight of their work, and must determine reasonable compensation to be paid to such advisors by the Company. Rule 5605(d)(3) also requires that the Compensation Committee may only select, or receive advice from, a compensation consultant, legal counsel, or other advisor after taking into consideration the following factors:

●	the provision of other services to the company by the person that employs the compensation consultant, legal counsel or other advisor;

●

the amount of fees received from the company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

●	the policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

●	any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee;

●	any stock of the company owned by the compensation consultant, legal counsel or other advisor; and

●	any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the company.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for overseeing the governance practices of the Company and for making recommendations to the Board for any modifications to such practices. It also identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors’ selection of nominees for director. The Nominating and Corporate Governance Committee is not required to, and does not have, a written charter.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and by other Board members. The Nominating and Corporate Governance Committee may also engage the services of a director candidate search consultant. In that case, the director candidate search consultant will seek out candidates who have the experiences, skills, and characteristics that the Nominating and Corporate Governance Committee has determined are necessary to serve as a member of the Board and then present the most qualified candidates to the Nominating and Corporate Governance Committee and the Company’s management.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The initial determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described under the heading “Board Composition” above. The committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable SEC rules and regulations; the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company’s industry; the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the committee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether any person nominated by a stockholder has been so nominated on a timely basis and in accordance with the provisions of the Company’s By-Laws relating to stockholder nominations and other applicable provisions including those described in “2015 Stockholder Proposals and Director Nominations” below.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

During 2014, the Company’s Board of Directors had six formal meetings and also met numerous additional times informally, the Board’s Audit Committee met four times, the Board’s Compensation Committee met four times, and the Board’s Nominating and Corporate Governance Committee met four times. No incumbent director attended less than 75% of meetings of the full Board of Directors and of the Board committee(s) of which that director was a member during 2014. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders, and all incumbent directors attended last year’s Annual Meeting of Stockholders.

Executive Officers

In addition to Robert L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officers of the Company are Seth L. Van Voorhees, Michael R. LaPointe and Steven M. Slovak.

Seth L. Van Voorhees

Seth L. Van Voorhees, age 54, became the Company’s Chief Financial Officer and Vice President - Business Development effective January 1, 2011. In 2013, Dr. Van Voorhees was appointed the President of the Company’s VariGuard business unit. Prior to joining the Company, Dr. Van Voorhees previously held senior financial, business development and investment banking positions as chief financial officer of American Pacific, specialty chemical manufacturer, and at Merrill Lynch, Wasserstein Perella and UBS Warburg, where he completed numerous investment banking assignments for advanced power technology and industrial clients. Earlier in his career, Dr. Van Voorhees worked for Battelle, Pacific Northwest Laboratories, where he focused on advanced battery technology for the US Department of Energy. Dr. Van Voorhees’ academic credentials include a doctorate in chemistry from the University of Pennsylvania, a MBA from Columbia University and a BS from SUNY at Stony Brook.

Michael R. LaPointe

Michael R. LaPointe, age 56, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000 and served as the Company’s Vice President - Marketing from March 2002 until he became the Company’s Vice President-Aerospace Products in July 2013. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with the Company, assisting the Company with its marketing strategy.

Steven M. Slovak

Steven M. Slovak, age 53, joined the Company in January 1989 as a chemist and was promoted to various positions. In November 2005, Mr. Slovak became the Company’s Director of Film Development and, in January 2008, was promoted to his current position as Vice President-Technology where he oversees a team of chemists and growing R&D initiatives. Steve Slovak is an inventor on numerous patents and patent applications held by the Company worldwide on SPD-Smart light-control technology, and is a member of various scientific organizations including the ASTM International and RadTech.

Compensation Committee Interlocks and Insider Participation

In 2014, the Compensation Committee of our Board of Directors consisted solely of independent directors. None of the Company’s executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of the Company’s Compensation Committee. No member of the Company’s Compensation Committee is a current or former employee of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2)

The Audit Committee, with the concurrence of the Board of Directors, has selected the firm of BDO USA, LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2015. BDO USA, LLP has been the Company’s independent registered public accountants since 2005. We expect that representatives of BDO USA, LLP will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees paid or accrued for professional audit services rendered by BDO USA, LLP for the audit of our annual financial statements for the years ended December 31, 2014 and 2013, and fees billed to us for other services rendered by BDO USA, LLP during that period:

	2014	2013
Audit Fees (1)	186,358	149,343
Audit-Related Fees	-	-
Tax Fees (2)	14,000	13,000
All Other Fees	-	-
Total	$200,358	$162,343

(1)	Audit fees include fees for the audit of the Company’s annual financial statements and assessment of our internal controls over financial reporting, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years. In 2014 such audit fees included costs for consents and comfort letters relating to the Company’s stock offerings, but audit fees in 2013 did not include such costs.

(2)	Tax fees include fees for all services performed by the independent registered public accountants’ tax personnel except those services specifically related to the audit of the financial statements, and includes fees for tax compliance and tax advice.

The Audit Committee has approved the above-listed fees, has considered whether the provision of the tax services described above is compatible with maintaining such accounting firms’ independence, and has determined that the provision of such services is compatible with maintaining such accounting firms’ independence.

The Board of Directors recommends a vote FOR ratification of the selection of the accounting firm of BDO USA, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee’s duties specifically include the appointment, compensation and supervision of the Company’s independent registered public accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements and its internal controls over financial reporting, in accordance with auditing standards of the Public Company Accounting Oversight Board, and to issue a report thereon. As set forth in more detail in its charter, the Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accountants, to review and discuss all financial statements included in the Company’s quarterly and annual reports for the fiscal year ended December 31, 2014 (the “Financial Statements”) prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants. Our review included discussions with the independent registered public accountants of matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 61 as amended and adopted by Rule 3200T (Communication with Audit Committees).

The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants that firm’s independence. Finally, the Audit Committee continued to monitor the integrity of the Company’s financial reporting processes and its internal procedures and controls. Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Members of the Audit Committee:

Darryl Daigle (Chairman)
Gregory G. Grimes
Alexander Kaganowicz

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis ("CD&A") provides an overview of the Company’s executive compensation program including our philosophy, key program elements, the 2014 decisions made under the program and the factors that were considered in making those decisions. The commentary in the CD&A is intended to facilitate an understanding of the data found in the accompanying compensation tables.

This Compensation Discussion and Analysis primarily addresses the compensation of our Named Executive Officers listed below:

Robert L. Saxe, Chairman of the Board and Chief Technology Officer

Joseph M. Harary, President and Chief Executive Officer

Seth L. Van Voorhees, Chief Financial Officer, Vice President-Business Development

Michael R. LaPointe, Vice President – Aerospace Products

Steven M. Slovak, Vice President – Technology

The foregoing named executive officers comprise all of our executive officers. These five executive officers are referred to as the “named executive officers” throughout this Proxy Statement.

Our executive compensation program is intended to drive results, recognize contributions to the success of our company, and retain leadership talent. Our executive officers have shown solid leadership in the developments and commercialization of the Company’s proprietary SPD technology. The Company believes that the continued development of our growth strategy will be the key factor to establishing strong financial performance for shareholders in the future.

Our Compensation Philosophy and Objectives

The Company seeks to include in compensation for the Company’s executive officers a combination of base salary, equity incentives, and performance-based bonuses that is intended to attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company and to reward superior performance and encourage actions that drive our business strategy. The objective of this approach is to align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable employees of the Company to participate in the Company’s growth. Through ownership of stock and options, the Company believes that executive officers are rewarded if the Company’s stockholders receive the benefit of appreciation of the price of the Common Stock.

The Compensation Committee reviewed and evaluated the Company’s executive and non-executive compensation policies and practices, including, specifically, the mix between salary and bonus, cash and equity, short-term and long-term incentives, and the use of performance measures and discretion with respect to individual awards. The Compensation Committee also evaluated how the Company’s compensation policies and practices could encourage excessive risk taking and how the Company’s policies and practices are structured to mitigate any such risks. In this regard, the Compensation Committee considered the following: (i) while base salary is the primary component of total compensation for most of the Company’s employees and such salaries are generally competitive, the Company has attempted to better align the interests of its executive officers and its stockholders by increasingly emphasizing incentive compensation for its executive officers, (ii) the Compensation Committee believes that the Company’s incentive plans for senior management, executive officers and its employees include an appropriate mix of short-term and long-term performance incentives and cash and equity compensation, (iii) the Compensation Committee believes that the goals and objectives in the Company’s incentive plans are reasonable and do not incentivize employees to take excessive risks, and (iv) the Company has one business unit so that there does not exist the risk that (A) any one business unit of the Company carries a significant portion of the Company’s risk profile, (B) is significantly more profitable than other business units within the Company, or (C) that the compensation structure is inconsistent among business units. As a result of this review and evaluation, the Compensation Committee concluded that any risks that may result from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee in Compensation Decisions

The compensation of executive officers of the Company, including its named executive officers, is determined by the Compensation Committee of the Company’s Board of Directors. The salaries of all executive officers are also reviewed at least annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, building stockholder value, and other relevant considerations, including a review of applicable compensation studies and other reference materials. The Company’s Compensation Committee also reviews and approves recommendations made by management of the Company with respect to the compensation of all non-executive employees of the Company.

Role of Management in Compensation Decisions

As mentioned above, management of the Company makes recommendations to the Compensation Committee with respect to the compensation of all non-executive employees of the Company. The Compensation Committee reviews and has discretion to approve those recommendations.

Compensation Consultants and Benchmarking

The Compensation Committee believes that it is neither necessary nor cost-effective to hire advisors to benchmark the structure and level of its executive officer compensation on an annual basis. However, from time to time, the Compensation Committee retains compensation consultants to advise it and compare the Company’s compensation practices versus similar companies. In 2014, the Company did not retain a compensation consultant.

In 2011, the Company retained Connell & Partners to analyze and compare the compensation of independent directors and of Mr. Harary and Dr. Van Voorhees against the compensation paid by a peer group of publicly-traded companies (the “Peer Group”). The Compensation Committee used the companies in the Peer Group based on its belief that they are similar to the Company in terms of business type, employee skill sets, revenue, and market capitalization.

The Company updated the Peer Group information with 2013 compensation data that was reported during 2014. This updated compensation data for the Peer Group was considered by the Compensation Committee when evaluating the executive compensation for Mr. Harary and Dr. Van Voorhees. 2014 Compensation data for the Peer Group was not considered by the Compensation Committee since most of this information was not yet made public at the time that the Compensation Committee was making its analysis. The following companies were included in the updated Peer Group:

Peer Company	Ticker
Arrowhead Research Corp.	ARWR
AspenBio Pharma, Inc.	APPY
Aware, Inc.	AWRE
BG Medicine, Inc.	BGMD
eMagin Corp.	EMAN
I.D. Systems, Inc.	IDSY
Image Sensing Systems, Inc.	ISNS
Innovative Solutions and Support, Inc.	ISSC
Mesa Laboratories, Inc.	MLAB
Microvision, Inc.	MVIS
MOCON, Inc.	MOCO
MoSys, Inc.	MOSY
Nexxus Lighting, Inc.	NEXS
ParkerVision, Inc.	PRKR
PCTEL, Inc.	PCTI
PURE Bioscience	PURE
Wireless Ronin Technologies, Inc.	RNIN

Compensation Analysis:

The Compensation Committee reviewed and compared the following components of Mr. Harary’s and Dr. Van Voorhees’ compensation to that of executive officers serving in similar roles for companies in our compensation peer group: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (4) actual total direct compensation (actual total cash plus long-term incentive compensation) (“ATDC”). The following sets forth, as a percentage of ATDC, the first four of the aforementioned compensation components with respect to Mr. Harary and Dr. Van Voorhees as compared to that of our peer group.

The Company typically makes a decision regarding the issuances long-term incentive compensation in December and issues this grant in January of the following year (the next month). This process was followed in December 2012 when the Company decided on the issuance of long-term incentive compensation that was subsequently granted in January of 2013. In December 2013, the Company made a decision to issue long-term incentive compensation that was subsequently granted in that month instead of January of 2014. The change in timing resulted in two grants of long-term incentive compensation in 2013, rather than one in January 2013 and another in January 2014 as has been the typical process for the Company. This process was followed again in 2014 with grants of long-term incentive compensation made in December 2014.

2013 Compensation:

Base Salary:

Mr. Harary’s base salary in 2013 was $425,000. Base salary for executive officers performing similar roles for peer group members (“Peer Group CEO Executives”) ranged from a low of $150,000 to $504,808 with an average of $331,191. Mr. Harary’s base salary in 2013 represents 29% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 25% to 100% with an average of 62%.

Dr. Van Voorhees’ base salary in 2013 was $200,000. Base salary for executive officers performing similar roles for peer group members (“Peer Group CFO Executives”) ranged from a low of $143,845 to $318,000 with an average of $234,236. Dr. Van Voorhees’ base salary in 2013 represents 27% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 27% to 100% with an average of 69%.

Actual Total Cash Compensation:

Mr. Harary’s actual total cash compensation in 2013 was $766,936. Actual total cash compensation for executive officers performing similar roles for Peer Group CEO Executives ranged from $150,000 to $889,000 with an average of $447,019. Mr. Harary’s actual total cash compensation in 2013 as a percentage of his ATDC was 83%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 39% to 100% with an average of 76%.

Dr. Van Voorhees’ actual total cash compensation in 2013 was $304,652. Actual total cash compensation for executive officers performing similar roles for Peer Group CFO Executives ranged from $156,040 to $482,487 with an average of $300,929. Dr. Van Voorhees’ actual total cash compensation in 2013 as a percentage of his ATDC was 42%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 62% to 100% with an average of 82%.

Long-Term Incentive Compensation:

Mr. Harary’s long-term incentive compensation in 2013 was $696,837. Long-term incentive compensation for Peer Group CEO Executives ranged from $0 to $846,448 with an average of $183,485. Mr. Harary’s long-term incentive compensation in 2013 as a percentage of his ATDC was 48%. Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 0% to 61% with an average of 24%.

Dr. Van Voorhees’ long-term incentive compensation in 2013 was $428,421. Long-term incentive compensation for Peer Group CFO Executives ranged from $0 to $280,071 with an average of $83,675. Dr. Van Voorhees’ long-term incentive compensation in 2013 as a percentage of his ATDC was 58%. Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CFO Executives ranged from 0% to 38% with an average of 18%.

2014 Compensation:

Mr. Harary’s and Dr. Van Voorhees’ compensation in 2014 was based on the components and analysis used in 2013: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (4) actual total direct compensation (actual total cash plus long-term incentive compensation). As discussed earlier, no Peer Group comparison analysis was performed for 2014 due to limited compensation data availability at the time of analysis by the Compensation Committee.

Base Salary:

Mr. Harary’s base salary in 2014 was $450,000. Mr. Harary’s base salary in 2014 represents 54% of his ATDC.

Dr. Van Voorhees’ base salary in 2014 was $220,000. Dr. Van Voorhees’ base salary in 2014 represents 51% of his ATDC.

Actual Total Cash Compensation:

Mr. Harary’s actual total cash compensation in 2014 was $691,306. Mr. Harary’s actual total cash compensation in 2014 as a percentage of his ATDC was 83%.

Dr. Van Voorhees’ actual total cash compensation in 2014 was $348,740. Dr. Van Voorhees’ actual total cash compensation in 2014 as a percentage of his ATDC was 80%.

Long-Term Incentive Compensation:

Mr. Harary’s long-term incentive compensation in 2014 was $137,734. Mr. Harary’s long-term incentive compensation in 2013 as a percentage of his ATDC was 17%.

Dr. Van Voorhees’ long-term incentive compensation in 2014 was $84,671. Dr. Van Voorhees’ long-term incentive compensation in 2014 as a percentage of his ATDC was 20%.

The Compensation Committee, having met and deliberated four times during 2014, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

Components of Named Executive Officer Compensation

The principal components of compensation for the named executive officers are base salary, performance-based annual cash compensation and long-term equity compensation. The Compensation Committee seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. Historically, the Company’s compensation program focused on base salary as a primary means to compensate its named executive officers. In recent years, the Company has relied increasingly on short-term and long-term incentive compensation to better align the interests of the named executive officers with the interests of stockholders in both short-term and long-term growth. The Company continues to transition its compensation program from its historical base salary orientation to a program with an increasing emphasis on incentive compensation. The Compensation Committee does not have a formal policy for allocation between cash and non-cash or short-term and long-term incentive compensation. The following table shows the components of named executive officer compensation:

Component	Purpose	Characteristics
Base Salary

Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.

Fixed component. Annually reviewed and adjusted as appropriate.
Performance-based Annual Incentive Compensation

Promote the achievement of short-term business and financial goals. Align named executive officers and stockholder interests in the short-term performance of the Company and reward named executive officers for superior Company performance during the short-term.

Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two.
Long-Term Equity Compensation

Promote the achievement of the Company’s long-term financial goals and increases in value for the Company’s stockholders. Align named executive officers and stockholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.

Reviewed annually and granted, if appropriate, in the form of stock options and stock awards.

Base Salary. The amount of base salary for any executive officer is based on the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group. As mentioned above, historically the Company’s compensation program has focused on base salary as its primary compensation element. Base salary is an important element in recruiting and retaining executive officers.

Performance-based Annual Incentive Compensation. In order to better align our compensation practices with the market and to promote the achievement of short-term business and financial goals, the Compensation Committee has increasingly emphasized bonus opportunities for its executive officers in the form of performance-based annual incentive compensation.

A portion of Mr. Harary’s 2014 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Mr. Harary is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, the performance goals established by the Board for 2014 were divided into two main categories and, at the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

Under Mr. Harary’s employment agreement with the Company, there is a $150,000 target bonus for Mr. Harary. For 2014, 50% of Mr. Harary’s target bonus was based on the achievement of revenue goals and the remaining 50% of his target bonus was based on the achievement of other established performance objectives. The non-revenue components of the bonus was capped at $150,000. The revenue bonus threshold amount for 2014 was $1,900,000, and revenues for 2014 were $1,598,799, so no revenue-based bonus was paid to Mr. Harary in 2014. The Board paid Mr. Harary a bonus of $150,000 for the achievement of certain other performance and strategic goals for the entire Company and their efficient implementation and management. The amount of compensation awarded for 2014 to Mr. Harary as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

A portion of Dr. Van Voorhees’ 2014 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Dr. Van Voorhees is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, the performance goals established by the Board for 2014 were divided into two main categories and, at the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

Under Dr. Van Voorhees’ employment agreement with the Company, there is a $130,000 target bonus for Dr. Van Voorhees. For 2014, Dr. Van Voorhees target bonus was based on the achievement of established performance objectives. The Board paid Dr. Van Voorhees a total cash bonus of $110,000 for the achievement of various goals during 2014 specified by the Board of Directors of the Company. The amount of compensation awarded for 2014 to Dr. Van Voorhees as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

A cash bonus may be awarded to any officer of the Company at the discretion of the Board and Compensation Committee for extraordinary individual achievement or for other reasons. In 2014, Mr. Slovak received a discretionary bonus of $25,000 in addition to his base salary of $148,608 in 2014 based upon the achievement of certain research and development initiatives. Mr. LaPointe received a discretionary bonus of $10,000 in addition to his base salary of $100,000 in 2014 based upon the achievement of certain performance objectives in the aerospace market.

Long-Term Equity Compensation. The Company uses long-term equity compensation to provide incentives to those most responsible for the Company’s success, to promote the achievement of the Company’s long-term financial goals and to align the interests of its executive officers, employees and consultants with that of its stockholders. The award of long-term equity compensation also assists the Company in attracting and retaining executive officer talent and reduces the amount of cash compensation that would otherwise be necessary to do so. Historically, the Company has granted equity awards to executive officers in the form of stock options or restricted stock under the Company’s 2008 Equity Incentive Plan (the “2008 Plan”) and its predecessor plan, the 1998 Stock Option Plan, which expired at the end of 2007.

The Compensation Committee does not employ quantitative criteria or performance measures from year to year in the granting of equity awards. Rather, the form and amount of equity awards are based on a subjective determination by the Compensation Committee of the effectiveness of each named executive officer and the extent of his contributions to the Company. For 2014, the Company sought to emphasize equity compensation as a means to better align the interests of its named executive officers and stockholders and to promote the retention of its named executive officers. Accordingly, the Company awarded long-term equity awards at levels it believes reflect these goals.

The Compensation Committee and Board believe that the 2008 Plan is essential to the Company’s continued success. The purpose of the 2008 Plan is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Compensation Committee and Board believe that the granting of awards under the 2008 Plan will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to the 2008 Plan. The Company has relied primarily on stock option grants and awards of restricted stock under the 2008 Plan to compensate named executive officers. The Company has not awarded stock appreciation rights or restricted stock units.

During 2014, the Compensation Committee awarded option awards to each of its named executive officers as set forth in the “Grants of Plan-Based Awards in 2013” table below.

Employment Arrangements

The Company entered into an employment agreement effective January 1, 1989 with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least ten days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $402,000 during 2014 and will receive an annual base salary of $402,000 through December 31, 2015. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. In the event of Mr. Saxe’s death, Mr. Saxe’s estate shall be entitled to receive his accrued but unpaid base salary and bonus plus $50,000.

In 2009, the Company entered into a five-year employment agreement with Joseph M. Harary, which was effective as of January 1, 2009 when Mr. Harary was promoted to the position of Chief Executive Officer of the Company. An amendment to this agreement was executed effective as of June 12, 2014 between the Company and Joseph M. Harary which extends the agreement through December 31, 2019. The agreement automatically renews itself for successive one-year terms unless either the Company or Mr. Harary gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, in addition to possible future equity incentive awards granted by the Board of Directors of the Company in their discretion, Mr. Harary received 150,000 shares of restricted stock of the Company which vested monthly over a three-year period, and Mr. Harary received an annual base salary from the Company of $450,000 in 2014 and will receive an annual base salary of $450,000 through December 31, 2015. In addition, Mr. Harary will be eligible to also earn a bonus based upon the achievement of performance goals established by the Board of Directors. Pursuant to his employment agreement, if Mr. Harary’s employment is terminated due to his death or disability, Mr. Harary shall be entitled to receive his base salary (less any disability payments) for six months as well as any earned or accrued bonus. If Mr. Harary’s employment is not renewed, or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Mr. Harary shall also receive his base salary for between one and three years, depending upon the date of such termination. If there is a change in control of the Company, Mr. Harary shall receive his base salary for the longer of three years or the scheduled date of termination of Mr. Harary’s employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Mr. Harary’s employment is terminated by the Company in breach of his employment agreement or is terminated by Mr. Harary other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Mr. Harary is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Mr. Harary has also agreed to certain restrictive covenants including Mr. Harary’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

On January 1, 2014 the Company entered into a three year employment agreement with Dr. Van Voorhees. The agreement automatically renews itself for successive one-year terms unless either the Company or Dr. Van Voorhees gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Dr. Van Voorhees received an annual base salary from the Company of $220,000 in 2014 and will receive an annual base salary of $220,000 through December 31, 2015. In addition, Dr. Van Voorhees will be eligible to also earn a bonus based upon the achievement of performance goals established by the Board of Directors. Pursuant to his employment agreement, if Dr. Van Voorhees’ employment is terminated due to his death or disability, Dr. Van Voorhees shall be entitled to receive his base salary (less any disability payments) for four months as well as any earned or accrued bonus. If Dr. Van Voorhees’ employment is not renewed, or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Dr. Van Voorhees shall also receive his base salary for between three months and three years, depending upon the date of such termination. If there is a change in control of the Company, Dr. Van Voorhees shall receive his base salary for the longer of three years or the scheduled date of termination of Dr. Van Voorhees’ employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Dr. Van Voorhees’ employment is terminated by the Company in breach of his employment agreement or is terminated by Dr. Van Voorhees other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Dr. Van Voorhees is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Dr. Van Voorhees has also agreed to certain restrictive covenants including Dr. Van Voorhees’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

The Company has not entered into employment agreements, written or unwritten, with its other executive officers, Messrs. LaPointe and Slovak.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report is submitted on behalf of the Compensation Committee.

Members of the Compensation Committee

Gregory G. Grimes (Chairman)
Darryl Daigle
Alexander Kaganowicz

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers. The Company has not and does not currently provide, and has no plan to provide in the future, pension benefits, non-qualified defined contributions, or deferred contributions.

					Non-Equity	All Other
Name and				Stock/Option	Incentive Plan	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)	($)(2)	Total ($)(3)
Robert L. Saxe, Chairman	2014	402,000	-	48,564	-	30,923	481,487
of the Board and Chief	2013	351,000	-	195,807	-	35,561	582,368
Technology Officer	2012	300,000	-	114,921	-	-	414,921

Joseph M. Harary, President	2014	450,000	-	137,734	150,000	88,539	826,273
and Chief Executive Officer	2013	425,000	-	696,837	301,791	48,318	1,471,946
	2012	425,000	-	326,118	310,173	57,212	1,118,503

Seth L. Van Voorhees, Chief	2014	220,000	-	84,671	110,000	18,740	433,410
Financial Officer, Treasurer,	2013	200,000	-	428,421	100,000	4,652	733,073
VP-Business Development	2012	200,000	-	137,973	50,000	-	387,973

Michael R. LaPointe,	2014	100,000	-	18,341	10,000	4,615	132,957
Vice President-Marketing	2013	68,576	-	92,531	8,562	5,769	175,437
	2012	37,152	-	43,053	5,715	-	85,920

Steven M. Slovak,	2014	148,608	-	54,101	25,000	5,716	233,425
Vice President-Technology	2013	148,608	-	218,194	25,000	-	391,802
	2012	143,444	-	128,142	25,000	-	296,586

(1)	Amounts in this column represent stock options issued in 2013 and 2014 and restricted stock awards issued in 2012 and 2013. No stock options were granted in 2012 and no restricted stock awards were issued in 2014. The dollar value of option awards listed in this column for 2013 and 2014 are estimated grant date fair values based upon the Black-Scholes valuation method in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 718 (“ASC 718”) and using the assumptions set forth in the Company’s Annual Report on Form 10-K for the respective year in question. For 2012 and 2013 amounts listed represent stock awards and are valued based upon the high and low trading price of the Common Stock on the trading day immediately prior to the award date.

(2)	Consists of cash payments of accrued but unused vacation and other taxable benefits.

(3)	Consists of cash compensation (salary, bonus, and accrued vacation) plus non-equity incentive compensation and the estimated grant date fair value of stock and option awards calculated based upon the valuation methods described in footnote (1) above. These amounts do not indicate the amount actually received by the individual since estimated values will fluctuate based upon future market conditions.

Grants of Plan-Based Awards in 2014

The table below provides information regarding payment of non-equity incentive plan compensation and awards of stock options pursuant to the 2008 Equity Incentive Plan (the “2008 Plan”) to the named executive officers of the Company.

		Estimated Possible Payouts under Non-Equity			All Other Equity	Grant Date Fair	Closing
		Incentive Plan Awards (1)			Awards: Number	Value of Stock	Stock Price	Restricted
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#) (2)	Option Awards ($)	12/31/2014	Stock Grant
Robert L. Saxe	12/31/2014	-	-	-	21,050	48,564	-	-

Joseph M. Harary	NA		150,000	-	-	-	-	-
	12/31/2014	-	-	-	59,700	137,734	-	-

Seth L. Van Voorhees	NA	-	130,000	-	-	-	-	-
	12/31/2014	-	-	-	36,700	84,671	-	-

Steven M. Slovak	12/31/2014	-	-	-	23,450	54,101	-	-

Michael R. LaPointe	12/31/2014	-	-	-	7,950	18,341	-	-

(1)	These columns report the range of cash payouts for 2014 performance under Mr. Harary’s and Dr. Van Voorhees’ employment agreement as described in the Compensation Discussion and Analysis. The amounts shown in the “Threshold” column reflect the minimum payout opportunity if threshold performance was achieved.

(2)	Represents awards of stock options made under the 2008 Plan.

Outstanding Equity Awards at December 31, 2014

The following table shows all options outstanding as of the end of 2014 that have been granted to named executive officers of the Company. All options were fully vested and exercisable as of the end of 2014.

	Option Awards
	Number of Securities	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
	Underlying Unexercised
Name	Options (#) Exerciseable
Robert L. Saxe	27,733	6.00	7/1/2005	6/30/2015
	88,560	11.20	12/6/2005	12/5/2015
	20,000	11.38	2/13/2007	2/12/2017
	64,756	9.80	12/3/2007	12/2/2017
	37,500	3.69	1/1/2010	12/31/2020
	32,200	3.70	1/1/2013	12/31/2023
	42,100	5.56	12/31/2013	12/30/2023
	21,050	5.19	12/31/2014	12/30/2024

Joseph M. Harary	40,000	11.20	12/6/2005	12/5/2015
	15,000	11.38	2/13/2007	2/12/2017
	50,000	9.80	12/3/2007	12/2/2017
	119,400	5.56	12/31/2013	12/30/2023
	59,700	5.19	12/31/2014	12/30/2024

Steven M. Slovak	10,000	5.60	12/6/2005	12/5/2015
	10,000	11.38	2/13/2007	2/12/2017
	15,000	14.93	7/12/2007	7/11/2017
	15,000	9.80	12/3/2007	12/2/2017
	46,900	5.56	12/31/2013	12/30/2023
	23,450	5.19	12/31/2014	12/30/2024

Michael R. LaPointe	11,000	6.00	7/1/2005	6/30/2015
	10,000	5.60	12/6/2005	12/5/2015
	10,000	11.38	2/13/2007	2/12/2017
	10,000	14.93	7/12/2007	7/11/2017
	10,000	9.80	12/3/2007	12/2/2017
	10,000	3.69	1/1/2010	12/31/2020
	15,900	5.56	12/31/2013	12/30/2023
	7,950	5.19	12/31/2014	12/30/2024

Seth L. Van Voorhees	73,400	5.56	12/31/2013	12/30/2023
	36,700	5.19	12/31/2014	12/30/2024

The following table shows all awards of restricted stock outstanding as of the end of 2014 that have been awarded to our named executive officers.

	Stock Awards
	Number of Shares or
	Units of Stock that Have	Value Realized on
Name	Not Vested (#) (1)	Exercise ($) (2)
Robert L. Saxe	-	-
Joseph M. Harary	60,932	311,972
Seth L. Van Voorhees	18,736	95,928
Steven M. Slovak	-	-
Michael R. LaPointe	4,012	20,541

(1)	Represents awards of restricted shares made under the 2008 Plan. Restricted shares vest at a rate of 1/36 per month over a three year period.

(2)	The dollar values reported in this column are based on multiplying the number of shares or Units of Stock by the closing trading price of the Common Stock on the last day of trading in 2014.

Stock Options Exercised and Stock Vested in 2014

The following table sets forth the number of shares of stock acquired by each named executive officer in 2014 upon vesting of awards of stock pursuant to the 2008 Plan. While not indicative of amounts actually realized by the named executive upon vesting, the right hand column in the table below indicates the aggregate dollar value of stock that vested during fiscal 2014, calculated by multiplying the number of shares acquired on vesting by the market value (determined based upon the average of the high and low trading price of the Common Stock) of such shares on the date of vesting.

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Exercise ($)
Robert L. Saxe	11,292	62,171
Joseph M. Harary	62,516	344,186
Seth L. Van Voorhees	32,288	177,764
Steven M. Slovak	12,600	69,368
Michael R. LaPointe	8,272	45,544

No stock options were exercised in 2014 by any named executive officer of the Company.

Potential Payments upon Termination or Change of Control

Mr. Harary’s, Mr. Saxe’s and Dr. Van Voorhees’ respective employment agreements provide for certain payments and benefits upon a termination, separation, or change in control. Neither of our other named executive officers has an employment agreement with us or are otherwise entitled to any sort of cash payment upon termination or separation from us.

Both our 2008 Plan and 1998 Stock Option Plan, which is the predecessor to the 2008 Plan and which expired at the end of 2007 (the “1998 Plan”), provide for the continuation or acceleration of certain awards and grants thereunder in the event of specified separations from employment with us. Under the standard grant agreements for options granted under our 2008 Plan and our 1998 Plan, the option holder generally has three months after the date of termination to exercise options that were exercisable on or before the date that employment ends unless the options’ expiration date occurs first (other than for death or disability). Upon an option holder’s death or disability, the holder or the holder’s estate, as applicable, may exercise options that were exercisable on or before the date that employment ends due to death or disability for a period of six months thereafter, unless the options’ expiration date occurs first. All of the outstanding options issued to our named executive officers are vested.

Under award agreements with our named executive officers for restricted stock granted pursuant to our 2008 Plan, each named executive officer’s unvested restricted stock shall immediately become fully vested as of the date of his termination due to death or disability. In addition, Mr. Harary’s employment agreement provides that his restricted stock and any additional equity incentive awards granted to him under the 2008 Plan or otherwise will immediately vest upon his termination by the Company (other than for cause or in connection with his death or disability), his resignation for good reason or upon change of control of the Company.

Although our 1998 Plan authorized the grant of restricted stock grants, the Company only granted stock options during the ten years that the plan was in effect.

Robert L. Saxe

Had Mr. Saxe’s employment terminated on December 31, 2014 due to his death or disability, his restricted stock would have immediately vested. Pursuant to his employment agreement, Mr. Saxe’s estate would be entitled to receive $50,000 as a single, lump-sum payment upon his death. Mr. Saxe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Joseph M. Harary

The following table describes the potential payments and benefits to Mr. Harary upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2014.

					By Company		By Mr. Harary
						Other than for	For Good	Other than	Change of
Payments and Benefits	Death ($)		Disability ($)		For Cause ($)	Disability or Cause	Reason ($)	Good Reason	Control ($)
Accelerated vesting of
Restricted Stock (1)	311,972		311,972		-	311,972	311,972	-	311,972
Cash payment under
employment agreement	225,000	(2)	225,000	(3)	-	1,350,000 (4)	1,350,000 (4)	-	1,350,000 (4)
Bonus payable under
employment agreement (5)	150,000		150,000		-	150,000	150,000	-	150,000

(1)	Had Mr. Harary’s employment terminated on December 31, 2014, the value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2014 ($5.12), would have been $311,972.

(2)	The amount of the benefit shown would be paid over a six month period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(3)	The amount of the benefit shown would be paid in equal installments over a six month period following the date of Mr. Harary’s termination on December 31, 2014 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Mr. Harary’s employment agreement provides that the company shall pay the amount, if any, by which Mr. Harary’s base salary for the period commencing on the date of termination and ending on the six month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Mr. Harary with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Mr. Harary became disabled and was terminated on December 31, 2014, that Mr. Harary did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(4)	The amount of the benefit shown would be paid over a three year period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(5)	Assumes that Mr. Harary was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2014.

Seth L. Van Voorhees

The following table describes the potential payments and benefits to Dr. Van Voorhees upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2014.

					By Company		By Dr. Van Voorhees
						Other than for	For Good	Other than	Change of
Payments and Benefits	Death ($)		Disability ($)		For Cause ($)	Disability or Cause	Reason ($)	Good Reason	Control ($)
Accelerated vesting of
Restricted Stock (1)	95,928		95,928		-	95,928	95,928	-	95,928
Cash payment under
employment agreement	73,333	(2)	73,333	(3)	-	660,000 (4)	660,000 (4)	-	660,000 (4)
Bonus payable under
employment agreement (5)	130,000		130,000		-	130,000	130,000	-	130,000

(1)	Had Dr. Van Voorhees’ employment terminated on December 31, 2014, the value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2014 ($5.12), would have been $95,928.

(2)	The amount of the benefit shown would be paid over a four month period following the date of his termination in the manner it would have been paid if Dr. Van Voorhees’ employment had not so terminated.

(3)	The amount of the benefit shown would be paid in equal installments over a six month period following the date of Dr. Van Voorhees’ termination on December 31, 2014 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Dr. Van Voorhees’ employment agreement provides that the company shall pay the amount, if any, by which Dr. Van Voorhees’ base salary for the period commencing on the date of termination and ending on the four month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Dr. Van Voorhees with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Dr. Van Voorhees became disabled and was terminated on December 31, 2014, that Dr. Van Voorhees did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(4)	The amount of the benefit shown would be paid over a three year period following the date of his termination in the manner it would have been paid if Dr. Van Voorhees’ employment had not so terminated.

(5)	Assumes that Dr. Van Voorhees was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2014.

Steven M. Slovak

Mr. Slovak is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

Michael R. LaPointe

Had Mr. LaPointe’s employment terminated on December 31, 2014 due to his death or disability, his restricted stock would have immediately vested. The value of his restricted stock, based upon the closing price of our Common Stock on December 31, 2014 ($5.12), would have been $20,541. Mr. LaPointe is not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

DIRECTOR COMPENSATION

The Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company’s Board of Directors. Based in part upon its review of comparable directors fees paid among the Compensation Peer Group companies, and upon the analysis and recommendations of the independent compensation consulting firm noted above, each non-employee independent director was to receive total compensation with respect to service as a Director during 2014 having a valuation initially targeted at approximately $80,000, which targeted amount is then subject to adjustment based upon results achieved and future modification as a result of prevailing compensation levels and other factors. The mix of cash and equity grant for 2014 and future years was developed following the review of an independent compensation consulting firm’s report and an evaluation of prevailing trends and best practices in corporate governance and director compensation in a broad range of public companies.

Non-management directors of the Company each received compensation for service on the Board in 2014 in a combination of an option award granted in December 2014 for 11,950 shares of Common Stock of the Company (having an estimated value at the time of grant of $27,570 and a cash fee of $35,000. The following table summarizes compensation paid or awarded to the Company’s non-management directors in 2014. Management directors are not compensated separately for their service as directors and their compensation as employees of the Company is shown on the “Summary Compensation Table” on page 27 of this Proxy Statement.

	Fees Paid in	Stock/Option
Name	Cash ($)	Awards ($) (1)	Total ($)
Darryl Daigle	35,000	27,570	62,570
Gregory G. Grimes	35,000	27,570	62,570
Alexander Kaganowicz	35,000	27,570	62,570

(1)	The aggregate grant date fair value of awards of stock options to each of the independent non-management directors in fiscal 2014. The Company used the Black-Scholes option-pricing model to determine the estimated fair value of each option grant. The Black-Scholes model includes assumptions regarding dividend yields, expected volatility, expected lives, and risk-free interest rates. These assumptions reflect our best estimates, but these items involve uncertainties based on market conditions generally outside of our control.

RELATED-PARTY TRANSACTIONS

The Company has not had a related-party transaction requiring disclosure in its history as a public company. The Company’s policy is to follow the procedures established under Delaware corporate law for approval of related-party transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2014 with respect to shares of the Common Stock that may be issued under the Company’s existing 2008 Equity Incentive Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company. There are no equity compensation plans that were not approved by the Company’s stockholders.

	Number of Securities to be issued	Weighted-average exercise price	Number of securities remaining
	upon exercise of outstanding	of outstanding options, warrants	available for future issuance under
Plan category	options, warrants and rights	and rights	equity compensation plans
Equity compensation plans	750,000	$7.49	377,942
approved by security holders

Equity compensation plans not
approved by security holders	-	-	-

Total	750,000	$7.49	377,942

STOCK PRICE PERFORMANCE

The following table sets forth the range of the high and low selling prices (as provided by the NASDAQ Capital Market) of the Common Stock for each quarterly period within the past two fiscal years. The following high and low selling prices may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	Low	High
March 31, 2013	$2.93	$4.10
June 30, 2013	3.31	4.91
September 30, 2013	3.75	5.15
December 31, 2013	4.18	7.64

March 31, 2014	5.17	7.60
June 30, 2014	4.28	6.24
September 30, 2014	4.58	6.09
December 31, 2014	4.50	5.70

The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2009 in the Common Stock (REFR), the NASDAQ Composite Index and the NASDAQ Electronic Components and Equipment Index. The stock price performance shown on the graph below reflects historical data and is not necessarily indicative of future price performance.

Comparison of 5 Year Cumulative Total Return
$450
$400
$350
$300
$250
$200
$150
$100
$50
12/31/08
12/31/09
12/31/10
12/31/11
12/31/12
12/31/13
12/31/14
NASDAQ Composite Index
NASDAQ Electronic Components and Equipment Index
Research Frontiers Inc.

2016 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company’s 2016 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company’s By-Laws and of Rule 14a-8 of the SEC. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate Secretary, by December 31, 2015. Section 2.12 of the Company’s By-Laws (a copy of which is available upon request) sets forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Exchange Act regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, its executive officers, and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis in 2014. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

HOUSEHOLDING INFORMATION

SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement and the Annual Report to Stockholders, to two or more stockholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact Dr. Van Voorhees, by telephone at (516) 364-1902, by U.S. mail at Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797, or by e-mail at info@SmartGlass.com. Similarly, if a stockholder would like to receive his or her own set of the Company’s proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Dr. Van Voorhees.

GENERAL AND OTHER MATTERS

Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

By Order of the Board of Directors
JOSEPH M. HARARY, Secretary

Woodbury, New York
April 28, 2015

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY’S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 24, 2015.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet or Telephone - QUICK ★★★ EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 10, 2015.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲
PROXY	Please mark your votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Election of Directors
CLASS I NOMINEES:	FOR nominees listed to the left	FOR all nominees listed to the left EXCEPT	WITHHOLD AUTHORITY to vote for nominees listed to the left
(01) Joseph M Harary (02) Gregory G. Grimes	☐	☐	☐

(Instruction: To withhold authority to vote on any individual nominee, write the name in the space below.)

CLASS III NOMINEE:	FOR nominee listed to the left	WITHHOLD AUTHORITY to vote for nominee listed to the left
(03) Darryl Daigle	☐	☐
		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.	☐	☐	☐

3.	In their discretion, upon such other matters as may properly come before the meeting.

If no specification is made, this proxy will be voted FOR the nominees listed above and FOR RATIFICATION of Proposal 2.

		YES	NO
Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 11, 2015.		☐	☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2015.
Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held June 11, 2015.

The Proxy Statement and our 2014 Annual Report to Stockholders are
available at: http://www.cstproxy.com/smartglass/2015

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY

RESEARCH FRONTIERS INCORPORATED
240 Crossways Park Drive, Woodbury, New York 11797-2033

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - June 11, 2015

The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 11, 2015, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

The Board of Directors has fixed the close of business on April 24, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

If no specification is made, this proxy will be voted FOR the nominees listed in Proposal 1, and FOR RATIFICATION of Proposal 2.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

(Continued and to be marked, dated and signed, on the other side)